Exhibit 12.2

                  TREESOURCE INDUSTRIES, INC. AND SUBSIDIARIES
                  COMPUTATION OF REGISTRANT'S NET INCOME (LOSS)
                             TO AVERAGE TOTAL ASSETS
                          (In Thousands, Except Ratios)


                                                    YEAR ENDED APRIL 30,
                           -------------------------------------------------------------------

                              2001          2000           1999          1998          1997
                           ----------    ----------    ----------    ----------    ----------
NET INCOME (LOSS)          $  (18,066)   $    1,012    $  (10,246)   $  (12,150)   $    8,970

                           ==========    ==========    ==========    ==========    ==========

AVERAGE TOTAL ASSETS
  Beginning of period      $   57,363    $   54,987    $   65,311    $   86,486    $   77,396
  End of period                35,623        57,363        54,987        65,311        86,486

     Average               $   46,493    $   56,175    $   60,149    $   75,899    $   81,941

                           ==========    ==========    ==========    ==========    ==========

RATIO OF NET INCOME (LOSS)      (38.9) %        1.8 %       (17.0) %      (16.0) %       10.9 %
  TO AVERAGE TOTAL ASSETS






















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